Exhibit 99.1

Deltic Timber Corporation	NEWS RELEASE	210 EAST ELM STREET EL DORADO, AR 71730 NYSE: DEL

FOR RELEASE February 4, 2009	CONTACT:	Kenneth D. Mann
Investor Relations
(870) 881-6432

Deltic Announces Preliminary Fourth Quarter and Year of 2008 Results

El Dorado, AR – President and Chief Executive Officer, Ray C. Dillon, of Deltic Timber Corporation (NYSE-DEL) announced today that the financial results for the fourth quarter of 2008 were a loss of $.2 million, $.02 a share, which compares to net income of $1.7 million, $.13 a share, in the corresponding 2007 quarter. Operating income was $2 million, a $1.2 million reduction from the fourth quarter of 2007. The decrease was due largely to the prior-year period benefiting from $3.1 million of income from the settlement of property and business interruption insurance claims resulting from the third quarter 2007 fire at the Company’s Waldo Mill. In addition, fourth quarter 2008 results were impacted by a reduction in residential sales activity and an increased effective income tax rate, partially offset by increased sales of non-strategic recreational hardwood timberland. Net cash provided by operating activities was $2.9 million for the fourth quarter of 2008, which compares to $3.5 million for the same period of 2007. For the year of 2008, net income totaled $4.4 million, $.35 a share, compared to the $11.1 million, $.89 a share, for the twelve months ended December 31, 2007, and net cash provided by operating activities was $21.7 million compared to $28.2 million for the prior year.

Commenting on the results, Mr. Dillon stated, “The economic storm resulting from tightened credit availability and overall financial uncertainty wreaked havoc on the markets for lumber and real estate for the entire fourth quarter. While financial results for the quarter were a slight loss, Deltic actually generated positive operating income of $2 million for the period, despite the negative pressures, due to the quality and diversity of its assets. We continued to unlock the value of some of the non-strategic hardwood bottomland acreage that we own, by selling these lands at attractive prices and using the sales proceeds to add to our pine timber land base in a tax efficient manner.

“While the lumber market retreated during the fourth quarter, we intensified our focus on maximizing every aspect of operating efficiency in our sawmills. The cost structure at our Waldo Mill continued to benefit from lower stumpage prices resulting from reduced demand for pine sawtimber due to the curtailment or closure of several mills in close proximity to the facility. At our lumber mills, we are maintaining production levels consistent with what the market can absorb. The tightened credit availability negatively impacted our real estate development operations for the quarter, but our medium density fiberboard joint-venture, Del-Tin Fiber, again reported positive financial results.”

The Woodlands segment reported income of $6.9 million in the fourth quarter of 2008, compared to $5.9 million for the same period of 2007. The Company’s pine sawtimber harvest level in the current-year period was 108,769 tons, a 29,547 ton decrease when compared to 138,316 tons harvested in the fourth quarter of 2007. The prior-year fourth quarter harvest was higher than normal due to timing, as a significant portion of the harvest planned for the third quarter of 2007 was delayed when the Waldo Mill was shut down for two months for fire related repairs. The average pine sawtimber price was $29 per ton for the fourth quarter of 2008 versus $39 per ton for the same period a year ago, as the extremely weak lumber market exerted more downward pressure on sawtimber prices in this cycle than is normally seen due to curtailment and closures of area sawmills. During 2008’s fourth quarter, Deltic harvested 116,671 tons of pine pulpwood at an average price of $15 per ton compared to 91,232 tons at an average price of $14 per ton in the prior-year quarter. Oil and gas lease rental and royalty income totaled $1 million during the fourth quarter of 2008 compared to $.4 million in the fourth quarter of 2007. Deltic sold 3,232 acres of non-strategic recreational hardwood bottomland at an average sales price of $1,500 per acre in the current quarter of 2008 versus 469 acres at an average sales price of $1,500 per acre for the same period of 2007.

Deltic’s Mills segment reported an operating loss of $1.6 million in the fourth quarter of 2008 compared to operating income of $.5 million for the corresponding quarter of 2007. The difference was mainly due to income in the prior-year quarter from the settlement of insurance claims related to a fire at the Waldo sawmill, when the Company recognized a $1.9 million gain on the involuntary conversion of assets destroyed in the fire and other operating income of $1.2 million from the related business interruption claim. Without the $3.1 million insurance claim benefit in the fourth quarter of 2007, the Mills segment’s fourth quarter 2008 reported financial results would have been approximately a $1 million improvement over the prior-year quarter due to significantly improved operating efficiencies and reduced log cost. The average finished lumber sales price decreased $5 to $264 per thousand board feet in 2008’s fourth quarter versus $269 per thousand board feet a year ago. Lumber sales volume of 52.5 million board feet increased 11 percent when compared to 2007’s fourth quarter sales of 47.2 million board feet, mainly due to a combination of a fire-related, one-month suspension of production at the Waldo Mill during 2007’s fourth quarter and to significantly improved hourly lumber production rates in 2008.

The Company’s Real Estate segment lost $.5 million in the fourth quarter of 2008, which compares to operating income of $.5 million for the same period of 2007. Residential lot sales totaled 14 lots, a decrease of nine lots when compared to the same quarter of 2007. Due to sales mix, the average lot sales price decreased $2,200 per lot to $88,200 per lot in the fourth quarter of 2008. There were no sales of commercial real estate acreage in the fourth quarter of either year.

Corporate operating expense was $2.2 million for 2008’s fourth quarter, which compares to $3.7 million for the corresponding quarter of 2007. The variance was primarily due to decreased incentive plan expenses for the current-year quarter. Deltic’s equity in earnings of Del-Tin Fiber was income of $.2 million for the current-year quarter compared to $.4 million for the same period of 2007. Income taxes were $1.1 million for the fourth quarter of 2008 versus $1 million for the fourth quarter of 2007, despite lower pretax income for the current-year quarter. The increase in the effective tax rate was largely due to recording an adjustment from the estimated annual effective tax rate used through the first three quarters of 2008 to the effective rate based on actual results. This adjustment was primarily the result of a lower-than-estimated benefit from the “TREE” Act, which reduces the federal tax rate on qualified timber sale gains, that was impacted by the fourth quarter 2008 taxable income level.

Capital expenditures were $13 million for 2008’s fourth quarter and $29.7 million for the year of 2008. For the corresponding periods of 2007, capital expenditures totaled $5 million and $20.6 million, respectively. The increase was primarily the result of timberland acquisitions, as the Company utilized proceeds from the sales of recreational-use hardwood bottomland acreage to grow its pine timber land base, and of opportunistic real estate acreage acquisitions.

For the year 2008, the pine sawtimber harvest was 579,770 tons compared to 575,637 tons for 2007. The average pine sawtimber price decreased $7 per ton from the prior year to $33 per ton. Sales of timberland for the year of 2008 totaled 5,062 acres, at a gain of $6.2 million, compared to sales of 893 acres for a $1.2 million gain in 2007. Oil and gas lease rental and royalty income totaled $3.5 million for the year ended 2008 compared to $1.6 million for 2007. Lumber sales volume increased 17 percent, from 218.2 million board feet in 2007 to 254.6 million board feet in 2008. This increase was mainly due to the three-month suspension of production at the Waldo Mill for fire related repairs in 2007 combined with improved hourly production rates. The average finished lumber sales price decreased $16 per thousand board feet to $277 for 2008. Residential lot sales for the current year totaled 39 lots at an average price of $77,800 per lot versus sales of 81 lots in 2007 at $89,500 per lot. No commercial real estate acreage was sold during 2008, while approximately 26 acres were sold at an average sales price of $240,600 per acre during 2007. There were no sales of undeveloped real estate acreage in 2008, while 680 acres of undeveloped real estate were sold for $12,000 per acre during 2007. Deltic’s equity in Del-Tin Fiber was income of $2.3 million for 2008, compared to income of $1.7 million in 2007.

Regarding the outlook for the first quarter and year of 2009, Mr. Dillon noted, “We currently anticipate the pine sawtimber harvest to be 140,000 to 150,000 tons and 525,000 to 575,000 tons, respectively. Finished lumber production and sales volumes are estimated to be 45 to 55 million board feet for the first quarter and 220 to 260 million for the year, but these volumes are dependent upon market conditions. Residential lot sales are projected at zero to five lots and 20 to 30 lots for the first quarter and year of 2009, respectively.”

Statements included herein that are not historical in nature are intended to be, and are hereby identified as, “forward-looking statements” within the meaning of the Federal Securities Laws. Such statements reflect the Company’s current expectations and involve certain risks and uncertainties. Actual results could differ materially from those included in such forward-looking statements. Factors that could cause such differences include, but are not limited to, the cyclical nature of the industry, changes in industry rates and general economic conditions, adverse weather, cost and availability of materials used to manufacture the Company’s products, and the other risk factors described from time to time in the reports and disclosure documents filed by the Company with the Securities and Exchange Commission.

Deltic will hold a conference call on Thursday, February 5, 2009 at 10:00 a.m. Central Time to discuss fourth quarter and year of 2008 earnings. Interested parties may participate in the call by dialing 1-888-680-0879 and referencing participant passcode identification number 83483455. The call will also be broadcast live over the Internet and can be accessed through the Investor Relations section of the Deltic website at www.deltic.com Online replays of the call will be available through the Deltic website, and a recording of the call will be available until Thursday, February 12, by dialing 1-888-286-8010 and referencing replay passcode identification number 62856329.

Summary financial data and operating statistics for the fourth quarter and year of 2008 with comparisons to 2007 are contained in the following tables.

Deltic Timber Corporation

SEGMENT INFORMATION

(Preliminary and Unaudited)

(Millions of dollars)

	Three Months Ended December 31, 2008		Three Months Ended December 31, 2007
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)
Woodlands	$13.0	6.9	9.7	5.9
Mills	18.2	(1.6)	16.1	0.5
Real Estate	3.2	(0.5)	4.2	0.5
Corporate	0.0	(2.2)	0.0	(3.7)
Eliminations	(3.2)	(0.6)	(5.5)	0.0

Total net sales/operating income	$31.2	2.0	24.5	3.2

	Twelve Months Ended December 31, 2008		Twelve Months Ended December 31, 2007
	Net Sales	Operating Income/ (Loss)	Net Sales	Operating Income/ (Loss)
Woodlands	$46.0	27.8	39.6	24.8
Mills	91.4	(4.8)	79.3	(3.0)
Real Estate	11.4	(1.9)	30.3	13.1
Corporate	0.0	(13.1)	0.0	(14.3)
Eliminations	(19.3)	(0.5)	(20.9)	(0.6)

Total net sales/operating income	$129.5	7.5	128.3	20.0

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF INCOME

(Preliminary and Unaudited)

(Thousands of dollars, except per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2008	2007	2008	2007
Net sales	$31,187	24,445	129,524	128,255

Costs and expenses
Cost of sales	23,242	16,672	93,956	81,658
Depreciation, amortization, and cost of fee timber harvested	3,535	3,708	14,023	14,332
General and administrative expenses	2,433	3,943	14,040	15,379

Total costs and expenses	29,210	24,323	122,019	111,369

Gain on involuntary conversion	—	1,887	—	1,887
Other income - business interruption	—	1,186	—	1,186

Operating income	1,977	3,195	7,505	19,959

Equity in earnings of Del-Tin Fiber	206	363	2,277	1,679
Interest income	50	133	299	823
Interest and other debt expense	(1,374)	(1,283)	(5,179)	(5,138)
Interest capitalized	104	272	480	769
Other income/(expense)	(89)	55	(10)	345

Income before income taxes	874	2,735	5,372	18,437

Income taxes	(1,129)	(1,056)	(988)	(7,326)

Net income/(loss)	$(255)	1,679	4,384	11,111

Earnings per common share
Basic	$(0.02)	0.13	0.35	0.89
Assuming dilution	$(0.02)	0.13	0.35	0.89

Dividends per common share paid	$0.0750	0.0750	0.3000	0.3000

Average common shares outstanding (thousands)	12,438	12,459	12,447	12,473

Deltic Timber Corporation

CONSOLIDATED BALANCE SHEETS

(Preliminary and Unaudited)

(Thousands of dollars)

	Dec. 31	Dec. 31,
	2008	2007
Assets
Current assets
Cash and cash equivalents	$2,413	10,673
Trade accounts receivable	2,991	3,941
Other receivables	58	161
Inventories	6,511	6,156
Prepaid expenses and other current assets	4,223	2,302

Total current assets	16,196	23,233

Investment in real estate held for development and sale	54,081	46,048
Investment in Del-Tin Fiber	8,962	7,017
Other investments and noncurrent receivables	5,710	2,445
Timber and timberlands - net	210,035	208,428
Property, plant, and equipment - net	38,657	39,214
Deferred charges and other assets	1,092	2,359

Total assets	$334,733	328,744

Liabilities and Stockholders’ Equity
Current liabilities
Trade accounts payable	$1,727	2,660
Current maturities of long-term debt	1,111	3,333
Accrued taxes other than income taxes	1,758	1,650
Income taxes payable	16	1,371
Deferred revenues and other accrued liabilities	6,777	6,934

Total current liabilities	11,389	15,948

Long-term debt	75,833	66,667
Deferred tax liabilities	4,758	6,800
Guarantee of indebtedness of Del-Tin Fiber	518	1,207
Other noncurrent liabilities	29,071	20,036
Stockholders’ equity
Common stock, 12,813,879 shares issued	128	128
Capital in excess of par value	78,660	76,637
Retained earnings	155,683	155,299
Treasury stock, 412,177 and 425,662 shares held, respectively	(14,400)	(12,385)
Accumulated other comprehensive loss	(6,907)	(1,593)

Total stockholders’ equity	213,164	218,086

Total liabilities and stockholders' equity	$334,733	328,744

Deltic Timber Corporation

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Preliminary and Unaudited)

(Thousands of dollars)

	Twelve Months Ended December 31,
	2008	2007
Operating activities
Net income	$4,384	11,111
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and cost of fee timber harvested	14,023	14,332
Deferred income taxes	1,073	1,082
Real estate costs recovered upon sale	1,899	5,946
Timberland costs recovered upon sale	2,473	327
Equity in earnings of Del-Tin Fiber	(2,277)	(1,679)
Stock-based compensation expense	1,560	2,676
Net increase in liabilities for pension and other postretirement benefits	(206)	(183)
(Increase)/decrease in operating working capital other than cash and cash equivalents	(2,684)	1,341
Gain on involuntary conversion	—	(1,887)
Other - net	1,438	(4,823)

Net cash provided by operating activities	21,683	28,243

Investing activities
Capital expenditures	(29,267)	(20,568)
Net change in purchased stumpage inventory	1,181	(2,603)
Advances to Del-Tin Fiber	(6,524)	(4,654)
Distributions from Del-Tin Fiber	6,167	3,876
Net change in funds held by trustee	(3,491)	(694)
Insurance proceeds from involuntary conversion	—	1,991
Other - net	1,156	1,629

Net cash required by investing activities	(30,778)	(21,023)

Financing activities
Proceeds from borrowings	35,000	19,000
Repayments of notes payable and long-term debt	(28,056)	(19,000)
Treasury stock purchases	(6,180)	(4,901)
Common stock dividends paid	(3,733)	(3,742)
Proceeds from stock option exercises	3,388	997
Tax effect of stock-based compensation expense	995	306
Other - net	(579)	(566)

Net cash provided/(required) by financing activities	835	(7,906)

Net increase in cash and cash equivalents	(8,260)	(686)
Cash and cash equivalents at January 1	10,673	11,359

Cash and cash equivalents at December 31	$2,413	10,673

Deltic Timber Corporation

OTHER DATA

(Preliminary and Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
(Thousands of dollars)	2008	2007	2008	2007
Capital expenditures - thousands of dollars
Woodlands	$5,480	965	11,436	4,978
Mills	725	2,463	6,874	5,345
Real Estate	6,772	1,489	11,222	10,171
Corporate	20	8	122	74

Total	$12,997	4,925	29,654	20,568

Woodlands
Pine sawtimber harvested from fee lands - tons	108,769	138,316	579,770	575,637
Pine sawtimber price - per ton	$29	39	33	40

Timberland sales - acres	3,232	469	5,062	893
Timberland sales price - per acre	$1,500	1,500	1,800	1,700

Mills
Finished lumber sales - thousands of board feet	52,503	47,198	254,590	218,188
Finished lumber price - per thousand board feet	$264	269	277	293

Real Estate
Residential
Lots sold	14	23	39	81
Average sales price - per lot	$88,200	90,400	77,800	89,500

Commercial
Acres sold	—	—	—	25.99
Average sales price - per acre	$—	—	—	240,600

Undeveloped
Acres sold	—	—	—	680.06
Average sales price - per acre	$—	—	—	12,000